Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K of our report dated July 15, 2014 relating to the financial statements of Silver Stream Mining Corp., which appears in Silver Stream Mining Corp.'s Annual Report on Form 10-K for the year ended March 31, 2014.

DALE MATHESON CARR-HILTON LABONTE LLP
DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants
Vancouver, Canada
July 15, 2014